Exhibit 99.1

            GLOBAL PAYMENT TECHNOLOGIES, INC. ANNOUNCES THE SALE OF A
               SIGNIFICANT PORTION OF ITS SOUTH AFRICAN AFFILIATES

HAUPPAUGE, N.Y. APRIL 17, 2003--GLOBAL PAYMENT TECHNOLOGIES, INC. (NASDAQ
SYMBOL: GPTX) ("GPT"), a leading manufacturer and innovator of currency acceptance systems used in the worldwide gaming, beverage, and vending industries, announced today the sale of a significant portion of its South African affiliates.

The Company received approximately $1.9 million in cash for the sale of the Company's full interest in the cash handling division of International Payment Systems Pty Ltd. in addition to a major portion of its interest in Global Payment Technologies Holdings (Pty) Ltd. ("GPTHL"), its South African gaming affiliate. The cash received was a return of all of GPT's loans and investments resulting in a breakeven transaction. In addition to the cash received, GPT retained a 5% ownership in GPTHL, whose Vukani division is one of the two licensed operators in the South African route market province of Mpumalanga.

Martin Kern, GPT Interim CEO commented, "We are very pleased with what we have accomplished in this transaction. Current management has evaluated these affiliates, which included the numerous delays that affected all operators as well as past and future funding requirements. Based upon our review, and Board approval, not only have all our loans and investments been returned to us, but we have retained a 5% interest in GPTHL. This reduces our risk while allowing GPT and its shareholders to benefit from any future positive operations. All this while minimizing the potential cash outlays required in the future. In addition, GPTHL, through our long standing distribution agreement, continues to be our distributor for the South African market. Finally, this transaction will further improve GPT's liquidity and allow management to better focus on core operations, including new product initiatives in both the gaming and beverage and vending industries."

ABOUT GLOBAL PAYMENT TECHNOLOGIES, INC.
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Global Payment Technologies, Inc. is a United States-based designer, manufacturer, and marketer of automated currency acceptance and validation systems used to receive and authenticate currencies in a variety of payment applications worldwide. GPT's proprietary and patented technologies are among the most advanced in the industry. Please visit the GPT web site for more information at http://www.gpt.com.

Special Note Regarding Forward-Looking Statements: A number of statements contained in this release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the applicable statements. These risks and uncertainties include, but are not limited to: the risks that GPT's current and future products may contain errors or defects that would be difficult and costly to detect and correct; dependence on the paper currency validator market and its potential vulnerability to technological obsolescence; possible risks of product inventory obsolescence; potential difficulties in manufacturing operations; potential shortages of key parts and/or raw materials; potential difficulties in managing growth; dependence on a limited base of customers for a significant portion of sales; dependence on key personnel; the possible impact of competitive products and pricing; and other risks described in more detail in Securities and Exchange Commission filings.